UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

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☒	Soliciting Material Pursuant to §240.14a-12

loanDepot, Inc.

(Name of Registrant as Specified In Its Charter)

Anthony Hsieh

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Anthony Hsieh Corrects the Record on loanDepot’s Inaccurate Claims

MEDIA CONTACT: Val Mack Val.Mack@fticonsulting.com +1 212 841 9308 Kate Pulio Kate.Pulio@fticonsulting.com +1 312 315 9353

IRVINE, Calif., Feb. 8, 2023 /PRNewswire/ -- Anthony Hsieh, the Founder and largest voting stockholder of loanDepot, Inc. (NYSE: LDI) (“loanDepot” or “the Company”) issued the following statement to correct the record with respect to certain matters referenced in loanDepot’s press release of February 8.

•	The Nominating and Corporate Governance Committee has been aware of the candidacy of Steve Ozonian for several months now. In late November, in an effort to refresh the Board in his capacity as Chairman of the Board, Mr. Hsieh began introducing Mr. Ozonian to the Board as a potential independent director candidate. Mr. Hsieh showed patience over this period of time in order to allow the Board’s fulsome consideration of Mr. Ozonian as a director candidate.

•	There has been no signal that Mr. Ozonian is being seriously considered as a candidate for the Board. Mr. Hsieh’s conversations with the Board have consistently left him with the impression that Mr. Ozonian is not being seriously considered for the Board. In fact, despite the Board’s claims that a fair review process is still ongoing, the Company’s unusual actions of promoting Ms. Patenaude’s biography and accomplishments and its recent actions only indicate Mr. Ozonian is not receiving fair consideration and signal its strong intent to move ahead with its nomination of Ms. Patenaude. On February 2, the Company made the unusual choice to announce Ms. Patenaude’s appointment to the Board of a non-profit and even in its response to Mr. Hsieh’s February 7 press release, the Company inexplicably included Ms. Patenaude’s biography. There is no dispute that Ms. Patenaude is an accomplished individual, but the Company’s obvious attempts to publicize those accomplishments at this time speaks volumes.

•	It appears the Nominating and Corporate Governance Committee was looking to run out the clock on considering Mr. Ozonian and deny Mr. Hsieh his rights as a stockholder. Mr. Hsieh was told there would be no decision on Mr. Ozonian’s candidacy until sometime in late February. The nomination deadline for stockholders to exercise their rights to nominate a director, according to the Company’s bylaws, is February 17. Adhering to the Board’s schedule would have caused Mr. Hsieh to waive his nomination rights as a stockholder.

•	The Board voted to remove Mr. Hsieh as executive chairman and create a proxy committee before Mr. Hsieh formally submitted his notice of nomination of Mr. Ozonian. On Monday, February 6, a special board meeting was called, without providing Mr. Hsieh an agenda of topics to be discussed, despite being Chairman of the Board, Executive Chairman and a controlling stockholder. At this special meeting, the Board, in a 5-2 vote (with one director not present), terminated Mr. Hsieh as Executive Chairman. This vote was not unanimous as the Company had reported. Mr. Hsieh thereafter agreed that the Company could describe the termination as mutual in light of his desire not to serve in this role after the Board’s vote. Also at this special meeting, the Board acted to create a committee that excluded Mr. Hsieh and his director designee — in order to contest Steve Ozonian’s nomination — even though the nomination had not been formally submitted by Mr. Hsieh or fully considered by the Nominating and Corporate Governance Committee.

The Company has an obligation to accurately communicate these matters to stockholders, loanDepot employees, and other stakeholders. Mr. Hsieh will continue to ensure the facts are known and understood.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Anthony Hsieh (the “Investor”), may file a preliminary and definitive proxy statement and accompanying proxy card with the U.S. Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of the Investor’s director nominee at the 2023 annual meeting of stockholders of loanDepot, Inc., a Delaware corporation (the “Company”).

THE INVESTOR STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PRELIMINARY AND THE DEFINITIVE PROXY STATEMENTS AND OTHER PROXY MATERIALS IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE DEFINITIVE PROXY STATEMENT AND OTHER PROXY MATERIALS WITHOUT CHARGE, IF AND WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The participants in the proxy solicitation are anticipated to be Anthony Hsieh and Steven Ozonian.

As of February 7, 2023, the Investor is the record owner of 30,881 shares of the Company’s Class A Common Stock, par value $0.001 per share, and beneficially owns another 4,213,324 shares of the Company’s Class A Common Stock, for an aggregate of 4,244,205 shares of the Company’s Class A Common Stock. The Investor also beneficially owns 147,657,247 shares of the Company’s Class C Common Stock, par value $0.001 per share. As of the date hereof, Steve Ozonian does not own any shares of common stock or any other securities of the Company.